Exhibit 99.1

Itron Reports Strong First Quarter 2005 Financial Results; GAAP EPS of 4 Cents and Pro Forma EPS of 32 Cents on Revenues of $116.5 Million

    SPOKANE, Wash.--(BUSINESS WIRE)--April 26, 2005--Itron, Inc. (NASDAQ:ITRI), today reported its financial results for the quarter ended March 31, 2005. Revenues were $116.5 million for the quarter, compared with $65.6 million in the first quarter of 2004. The majority of the increase results from the Electricity Metering acquisition completed July 1, 2004.

    -- We shipped approximately 935,000 automatic meter reading (AMR) modules in the first quarter of 2005 compared with 820,000 in the first quarter of 2004. In addition, we shipped approximately 375,000 electricity meters with embedded Itron AMR in the first quarter of 2005. Prior to the Electricity Metering acquisition on July 1, 2004, revenues from shipments of electricity meters with our AMR embedded were in the form of royalties only.

    -- Electricity Metering revenues, which include electricity meters with embedded AMR, were $54.1 million in the first quarter of 2005.

    -- Meter Data Collection (MDC) revenues in the quarter were $49.7 million compared with $54.7 million in the first quarter of 2004. The lower 2005 revenues result primarily from lower average selling prices for standalone electric AMR modules and lower royalty revenues.

    -- Software Solutions revenues were $12.7 million in the quarter, up from $10.9 million in the first quarter of last year.

    On a GAAP basis, net income was $817,000, or 4 cents per diluted share for the quarter, compared with a net loss in the first quarter of 2004 of $738,000, or 4 cents per diluted share. Pro forma net income for the quarter was $7.3 million, or 32 cents per diluted share, compared with $2.2 million, or 10 cents per diluted share in the first quarter of 2004. Pro forma earnings exclude the amortization of intangible assets and debt placement fees, restructurings and non-cash stock compensation. A schedule reconciling GAAP income and EPS to pro forma income and EPS is attached to this release.
    New order bookings were $117 million for the quarter compared with $66 million in the first quarter of last year, and $128 million in the fourth quarter of 2004. Twelve-month backlog, which represents the portion of backlog that will be earned over the next twelve months, was $116 million at March 31, 2005, compared with $79 million a year ago and $97 million at December 31, 2004. Total backlog was $190 million compared with $155 million a year ago and $179 million at December 31, 2004.
    "We are off to a great start in 2005," said LeRoy Nosbaum, chairman and CEO. "AMR projects are moving forward at a number of utilities this year and we are very pleased with the flow of orders so far. The addition of electricity metering and our actions to streamline operations last year resulted in solid operating margins during the quarter."
    Gross margin was 44% during the quarter compared with 46% in the first quarter of last year and 42% in the fourth quarter of 2004.

    -- Meter Data Collection segment gross margin of 42% in the first quarter of 2005 reflects a decline of 7 points from MDC gross margin in the first quarter of 2004, and is primarily attributable to lower average selling prices for separate electric AMR modules and lower royalty revenues.

    -- Software Solutions gross margins improved from 29% in the first quarter of 2004 to 45% in the first quarter of 2005 due to better utilization of professional services staffing as a result of workforce reductions during 2004, along with higher maintenance revenue due to a larger installed base.

    -- Electricity Metering gross margin of 45% for the quarter was approximately 5 points higher than in the previous quarter due to higher volumes, product mix changes and the phasing out of low margin manufacturing support services as of December 31, 2004.

    Sales and marketing, product development and general and administrative expenses were $35.1 million for the quarter, compared with $26.5 million in the first quarter last year. However, as a percentage of revenues, those expenses were 30% of revenues for the quarter compared with 40% in the first quarter of last year. The improved operating leverage in 2005 reflects the lower level of spending required for Electricity Metering marketing and product development due to its more narrowly focused product line, as well as operating efficiencies and cost savings from headcount reductions in 2004.
    Intangible asset amortization expenses were $9.7 million in the first quarter of 2005 compared with $2.0 million in the first quarter of 2004. Interest expense was $4.6 million for the quarter compared with $754,000 in the first quarter of last year. Increases in both are attributable to our Electricity Metering acquisition.
    Operating activities generated $24.9 million in cash during the quarter compared with $14.0 million in the first quarter of 2004. We made a total of $20.0 million of optional repayments during the first quarter of 2005 on our senior credit facility term loan, bringing the balance to $129.6 million at March 31, 2005. Total debt was $257.6 million at March 31, 2005 compared with $278.2 million at December 31, 2004.
    On April 19, 2005, we completed two amendments to our senior secured credit facility. Those amendments resulted in a 50 basis point reduction in the term loan interest rate, an increase to our maximum consolidated leverage and consolidated senior debt ratios, and increases in our letter of credit limit and our revolver commitment. On April 25, 2005, we made another optional repayment of $5.0 million on the term loan.

    Business Outlook:

    Our outlook for 2005 does not include any impact related to the expensing of stock options. We expect to implement FASB's Statement 123R, which requires the expensing of stock options and ESPP shares issued at a discount, in 2006. Expensing of stock options will decrease gross margin, increase operating expenses and influence our effective tax rate.
    "Prospects for large new meter/AMR projects are indeed encouraging," said Nosbaum. "However, orders on a number of projects that have been publicly talked about by customers have not yet been placed. As such, the upward revision to our outlook for 2005 is primarily based on our stronger than expected first quarter results."

    For the full year 2005, we expect:

    -- Revenues to be between $510 and $520 million (previous guidance was $505 to $515 million).

    -- Pro forma diluted earnings per share between $1.50 and $1.55 (previous guidance was $1.40 to $1.45).

    -- Operating cash flow between $75 and $85 million (previous guidance was $70 to $80 million).

    Use of Non-GAAP Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures, including pro forma earnings and EPS and EBITDA. Pro forma earnings and EPS are adjusted from GAAP-based results to exclude certain costs and expenses that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe pro forma results provide consistency in our financial reporting which enhances our investor's understanding of our current financial performance as well as our future prospects. Pro forma results along with EBITDA measures should be viewed in addition to, and not in lieu of, GAAP results.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 1:45 p.m. PST on April 26, 2005. The call will be webcast in a listen-only mode by Thomson/CCBN and can be accessed online at www.itron.com, "About Itron - Investor Events." Investors may also listen to the live call through Thomson's StreetEvents Network at www.fulldisclosure.com or www.streetevents.com. The live webcast will begin at 1:45 p.m. (PST) and webcast replays will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International) and entering passcode #3013943.

    Forward-Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, financial performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2004 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.
    Statements of operations, reconciliation between GAAP and pro forma income and EPS, reconciliation of GAAP net income to EBITDA, segment information and balance sheets follow.



                              ITRON, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

                                                   Three Months Ended
                                                        March 31,
                                                    ------------------
Revenues                                              2005     2004
                                                    --------- --------
   Sales                                            $104,202  $55,016
   Service                                            12,268   10,586
                                                    --------- --------
   Total revenues                                    116,470   65,602
                                                    --------- --------
Cost of revenues
   Sales                                              59,199   29,607
   Service                                             6,273    6,123
                                                    --------- --------
   Total cost of revenues                             65,472   35,730
                                                    --------- --------
Gross profit                                          50,998   29,872

Operating expenses
   Sales and marketing                                13,239    9,654
   Product development                                11,914   10,222
   General and administrative                          9,966    6,626
   Amortization of intangibles                         9,716    2,027
   Restructurings                                        390    2,382
                                                    --------- --------
   Total operating expenses                           45,225   30,911
                                                    --------- --------
Operating income (loss)                                5,773   (1,039)
Other income (expense)
   Interest income                                         4       17
   Interest expense                                   (4,567)    (754)
   Other income (expense), net                           101      266
                                                    --------- --------
   Total other income (expense)                       (4,462)    (471)
                                                    --------- --------

Income (loss) before income taxes                      1,311   (1,510)
Income tax (provision) benefit                          (494)     772
                                                    --------- --------
Net income (loss)                                       $817    $(738)
                                                    ========= ========

Earnings per share
   Basic net income (loss) per share                   $0.04   $(0.04)
                                                    ========= ========
   Diluted net income (loss) per share                 $0.04   $(0.04)
                                                    ========= ========

Weighted average number of shares outstanding
   Basic                                              21,451   20,656
   Diluted                                            22,737   20,656

                              ITRON, INC.
  RECONCILIATION BETWEEN GAAP NET INCOME (LOSS) AND PRO FORMA INCOME
                                AND EPS

(Unaudited, in thousands, except per share data)

                                                    Three Months Ended
                                                         March 31,
                                                     -----------------
PRO FORMA NET INCOME                                   2005     2004
                                                     ------- --------
GAAP basis income (loss) before income taxes         $1,311  $(1,510)

Adjustments to GAAP basis income (loss) before income taxes
  Amortization of intangibles                         9,716    2,027
  Amortization of debt placement fees                   676      191
  Restructurings                                        390    2,382
  Non-cash stock compensation                            73        -
                                                     ------- --------
     Total adjustments                               10,855    4,600

Adjusted income before income taxes                  12,166    3,090
Income tax provision                                 (4,832)    (922)
                                                     ------- --------
Pro forma net income                                 $7,334   $2,168
                                                     ======= ========


PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic shares outstanding  21,451   20,656

Basic pro forma net income per share                  $0.34    $0.10
                                                     ======= ========

Diluted
Weighted average number of basic shares outstanding  21,451   20,656
Employee stock option shares                          1,286    1,184
                                                     ------- --------

Weighted average number of diluted shares
 outstanding                                         22,737   21,840

Pro forma net income                                 $7,334   $2,168
                                                     ======= ========

Diluted pro forma net income per share                $0.32    $0.10
                                                     ======= ========

                              ITRON, INC.
       RECONCILIATION BETWEEN GAAP NET INCOME (LOSS) AND EBITDA

(Unaudited, in thousands)
                                                    Three Months Ended
                                                          March 31,
                                                      ----------------
                                                         2005    2004
                                                      -------- -------
GAAP basis net income (loss)                             $817   $(738)

Adjustments to GAAP basis net income (loss)
  Interest income                                          (4)    (17)
  Interest expense                                      4,567     754
  Income tax provision (benefit)                          494    (772)
  Depreciation and amortization                        12,980   4,440
                                                      -------- -------
     Total adjustments                                 18,037   4,405

EBITDA                                                $18,854  $3,667
                                                      ======== =======

                              ITRON, INC.
                          SEGMENT INFORMATION


(Unaudited, in thousands)
                                        Three Months Ended March 31,
                                         2005                 2004
                                       -----------------------------
Revenues
   Hardware Solutions
      Meter Data Collection            $49,676              $54,746
      Electricity Metering              54,106                    -
                                      --------             --------
   Total Hardware Solutions            103,782               54,746
   Software Solutions                   12,688               10,856
                                      --------             --------
      Total Company                   $116,470              $65,602
                                      ========             ========
Gross profit
   Hardware Solutions
      Meter Data Collection            $21,044              $26,777
      Electricity Metering              24,277                    -
                                      --------             --------
   Total Hardware Solutions             45,321               26,777
   Software Solutions                    5,677                3,095
                                      --------             --------
      Total Company                    $50,998              $29,872
                                      ========             ========
Operating income (loss)
   Hardware Solutions
      Meter Data Collection            $16,028              $21,774
      Electricity Metering              19,889                    -
      Other unallocated costs           (6,021)              (3,349)
                                      --------             --------
   Total Hardware Solutions             29,896               18,425
   Software Solutions                   (2,652)              (6,974)
   Corporate unallocated               (21,471)             (12,490)
                                      --------             --------
      Total Company                     $5,773              $(1,039)
                                      ========             ========

                              ITRON, INC.
                      CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)           March 31,         December 31,
                                      2005                2004
                                  --------------    ----------------

                                ASSETS

Current assets
Cash and cash equivalents           $15,628             $11,624
Accounts receivable, net             73,885              90,097
Inventories                          42,821              45,459
Deferred income taxes, net           19,416              22,733
Other                                 9,992               5,477
                             --------------    ----------------
      Total current assets          161,742             175,390

Property, plant and equipment, net   54,821              59,690
Intangible assets, net              152,420             162,137
Goodwill                            115,671             117,471
Deferred income taxes, net           32,194              27,252
Other                                15,257              15,211
                             --------------    ----------------
      Total assets                 $532,105            $557,151
                             ==============    ================

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued
 expenses                           $32,408             $37,439
Wages and benefits payable           15,642              13,947
Current portion of debt               2,108              35,647
Current portion of warranty           6,430               7,243
Unearned revenue                     19,851              22,991
                             --------------    ----------------
      Total current liabilities      76,439             117,267

Long-term debt                      252,474             239,361
Project financing debt                3,018               3,227
Warranty                              4,857               6,331
Other obligations                     6,445               6,535
                             --------------    ----------------
      Total liabilities             343,233             372,721

Shareholders' equity
Preferred stock                           -                   -
Common stock                        215,811             211,920
Accumulated other comprehensive
 income                                 688                 954
Accumulated deficit                 (27,627)            (28,444)
                             --------------    ----------------
      Total shareholders' equity    188,872             184,430
                             --------------    ----------------
      Total liabilities and
       shareholders' equity        $532,105            $557,151
                             ==============    ================



    CONTACT: Itron, Inc.
             Mima Scarpelli Vice-president,
             Investor Relations and Corporate Communications
             509-891-3565
             mima.scarpelli@itron.com